SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM N-8A

          NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                     OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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Name:                                     Phoenix Duff & Phelps Utility Series Fund
Address of Principal Business Office:     101 Munson Street
                                          Greenfield, MA 01301
Telephone Number:                         (800) 814-1897
Name and Address of Agent for Service:    Philip R. McLoughlin
                                          Vice Chairman and Chief Executive Officer
                                          Phoenix Duff & Phelps Corporation
                                          56 Prospect Street
                                          Hartford, Connecticut 06115

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:
Yes [X] NO [ ]

                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Hartford and the State of Connecticut on the 9th day of February, 1996.

                                   PHOENIX DUFF & PHELPS
                                   UTILITY SERIES FUND

                                   By: /s/Thomas N. Steenburg
                                       ----------------------
                                       Thomas N. Steenburg
                                       President

Attest: /s/Richard J. Wirth
        -------------------
Richard J. Wirth
Secretary


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